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                                                                   EXHIBIT 10.19

                                FIRST AMENDMENT


         FIRST AMENDMENT dated as of November 12, 1992 to the Amendment to Employment Agreement (the "Agreement") dated December 10, 1987 by and between BARRY HEPPENSTALL (the "Employee") and Smith International, Inc., a Delaware corporation (the "COMPANY").

         The Agreement is hereby amended in the following respects:

         1.      Section 2(a) is amended to read in its entirety as follows:

                 (a) Base Salary. An amount in cash equal to three (3) times the amount of EMPLOYEE's Base Salary (as defined below). "Base Salary" is the greater of the EMPLOYEE'S annual base salary (x) immediately prior to the Change in Control or (y) on the effective date of his Covered Termination. Any payments made hereunder are in lieu of any lump sum payment of base salary required under the Employment Agreement as a result of the termination of EMPLOYEE pursuant to Section 4.3 of the Employment Agreement.

         2.      Section 2(b) is amended to read in its entirety as follows:

                 (b) Bonus. An amount in cash equal to the amount of EMPLOYEE's Target Incentive Level for an Award under the COMPANY's Annual Long Term Incentive Plan as in effect on his date of Covered Termination, or, if greater, as in effect immediately prior to the Change in Control.

         3. At the end of Section 8, delete the period after the word "company" and add the following:

         ; and provided, further, that for purposes of this subsection (b), any good faith determination of an event described in clauses (i)-(vi) made by the EMPLOYEE shall be conclusive; or (c) EMPLOYEE's employment is terminated by the COMPANY for a reason other than for cause in anticipation of a Change in Control or at the request of a third party seeking to cause a Change in Control.

         4.      Amend Section 11 so that it reads in its entirety as follows:

                 11. Definition of Change in Control. A "Change in Control" shall mean any of the following events:

                 (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting
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securities of the COMPANY entitled to vote generally in the election of directors (the "Outstanding COMPANY Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the COMPANY, (ii) any acquisition by the COMPANY, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the COMPANY or any corporation controlled by the COMPANY or (iv) any acquisition by an corporation pursuant to a transaction which complies with clauses (i), (ii) and
(iii) of subsection (c) below; or

                 (b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the COMPANY's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                 (c) approval by the shareholders of the COMPANY of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the COMPANY (a "Business Combination"), in each case, unless following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding COMPANY Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the COMPANY or all or substantially all of the COMPANY's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding COMPANY Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the COMPANY or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                 (d) approval by the shareholders of the COMPANY of a complete liquidation or dissolution of the COMPANY.





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         5.      Add a new Section 14 to read in its entirety as follows:

                 14.      Reduction in Payments    (a)  For purposes of this
section, (i) "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of EMPLOYEE, whether paid or payable pursuant to this Agreement or otherwise; (ii) "Agreement Payment" shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section);
(iii) "Net After Tax Receipt" shall mean the Present Value of a Payment net of all taxes imposed on EMPLOYEE with respect thereto under Sections 1 and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), determined by applying the highest marginal rate under Section 1 of the Code which applied to the EMPLOYEE's taxable income for the immediately preceding taxable year; (iv) "Present Value" shall mean such value determined in accordance with Section 280G (d)(4) of the Code; and (v) "Safe Harbor" shall mean the sum of $1.00 less than three times the EMPLOYEE's "base amount" within the meaning of that term in Section 280G of the Code.

                 (b) Anything in this Agreement to the contrary notwithstanding, in the event Arthur Andersen & Co. (the "Accounting Firm") shall determine that receipt of all Payments would subject EMPLOYEE to tax under Section 4999 of the Code, it shall determine whether the receipt of the Safe Harbor would result in greater Net After Tax Receipts to the EMPLOYEE than receipt of all the Agreement Payments. If said firm determines that the receipt of the Safe Harbor would so result, the aggregate Agreement Payments shall be reduced to the Safe Harbor.

                 If the Accounting firm determines that aggregate Agreement Payments should be reduced to the Safe Harbor, the COMPANY shall promptly give EMPLOYEE notice to that effect and a copy of the detailed calculation thereof, and the EMPLOYEE may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments equals the Safe Harbor), and shall advise the COMPANY in writing of his election within ten days of his receipt of notice. If no such election is made by the EMPLOYEE within such ten-day period, the COMPANY may elect which of such Agreement Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments equals the Safe Harbor) and shall notify the EMPLOYEE promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the COMPANY and EMPLOYEE and shall be made within 60 days of a termination of employment of the EMPLOYEE. As promptly as practicable following such determination, the COMPANY shall pay to or distribute for the benefit of EMPLOYEE such Agreement Payments as are then due to EMPLOYEE under this Agreement and shall promptly pay to or distribute for the benefit of EMPLOYEE in the future such Agreement Payments as become due to Employee under this Agreement.

                 (c) While it is the intention of the COMPANY and the EMPLOYEE to reduce the amounts payable or distributable to EMPLOYEE hereunder only if the aggregate Net After Tax Receipts to EMPLOYEE would thereby be increased, as a result of the uncertainty in the





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application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will not have been paid or distributed by the COMPANY to or for the benefit of EMPLOYEE pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the COMPANY to or for the benefit of EMPLOYEE pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the COMPANY or EMPLOYEE which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the COMPANY to or for the benefit of EMPLOYEE shall be treated for all purposes as a loan to EMPLOYEE which EMPLOYEE shall repay to the COMPANY together with interest at the applicable federal rate provided for in Section 7872 (f) (2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by EMPLOYEE to the COMPANY if and to the extent such deemed loan and payment would not either reduce the amount on which the EMPLOYEE is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the COMPANY to or for the benefit of the EMPLOYEE together with interest at the applicable federal rate provided for in Section 7872 of the Code.

         6.      Add a new Section 15 to read in its entirety as follows:

                 15. Reimbursement The COMPANY agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the EMPLOYEE may reasonably incur as a result of any contest (regardless of the outcome thereof) by the COMPANY, the EMPLOYEE or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the EMPLOYEE about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872 of the Code.

         IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.


SMITH INTERNATIONAL, INC.                  BARRY HEPPENSTALL


By: /s/ NEAL S. SUTTON                     /s/ BARRY HEPPENSTALL
    -------------------------              ---------------------------
        Neal S. Sutton



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